EXHIBIT 10.13
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective as of August 31, 2005, is entered into by and between Spark Networks plc, a company organized under the laws of England and Wales (the “Company”), with its principal office at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, and Gregory R. Liberman, an individual residing at the address set forth in the employment records of the Company (the “Executive”).
In consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Employment:
     The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.
2. Term:
     The employment of Executive by the Company as provided in paragraph 1 will commence on the “Commencement Date,” defined as the effective date of this Agreement, and will continue indefinitely, subject to the termination provisions as set forth in paragraph 5.
3. Position and Duties:
     Executive shall serve as Chief Operating Officer and shall report directly to the CEO and President of the Company. The Executive shall have such duties and responsibilities as are commensurate with his position and any additional responsibilities and authority as may be from time to time assigned to Executive by the Company. Executive shall devote substantially all his working time and efforts to the business affairs of the Company. From time to time the Company may assign the Executive to work in other departments or locations of the Company, or for a subsidiary, affiliated or holding company, in a similar position.
4. Compensation and Related Matters:
     (a) Salary: The Company shall pay to Executive an annual salary at a rate of not less than $200,000 per year (the “Base Salary”), paid in accordance with the Company’s regular and normal payroll practices and withholdings. The Executive will be entitled to a one time bonus of $25,000 upon successful listing of the Company’s shares (or any derivative security) on a national stock exchange (or the NASDAQ National Market System) in the US, and annual bonuses and salary reviews in accordance with the normal customs and practices of the Company.
     (b) Vacation: In addition to legal holidays observed by the Company, Executive shall be entitled to fifteen (15) days of paid vacation per year. Vacation days shall accrue at a rate of 1.25 days per calendar month of continuous employment, subject to the applicable two-year maximum cap on accrual and other standard vacation policies of the Company. The Company may grant Executive advances against future vacation accruals at Executive’s request. Upon termination of Employment, unused vacation days will be paid out to Executive on the date of termination.

     (c) Expenses: During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
     (d) Health, and Other Benefits: The Company shall keep in full force and effect, and Executive shall be entitled to continue to participate in, all of the Company’s Executive benefit plans or arrangements, including health insurance, providing Executive and his immediate family with at least equal benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other Executives of the Company.
     (e) Options: Executive shall retain all share options previously awarded to Executive and such options shall be exercisable on the terms set forth in any option agreements or certificates relating thereto. In addition, in connection with the execution of this Agreement, the Company shall issue to Executive options to purchase 115,000 of the Company’s ordinary shares (the “Options”). The exercise price per share of the Options will be equal to the fair market value per share, as quoted on the Frankfurt Stock Exchange, on the date hereof. 6.25% of the Options shall vest and become exercisable at the beginning of each three-month period following the date hereof and, to the extent not previously vested, 50,000 of such options will vest and become exercisable upon the successful listing of the Company’s shares (or any derivative security) on a national stock exchange (or the NASDAQ National Market System) in the US during the term of the Options. In addition, the Options will contain a “Change of Control Provision” whereby all unvested Options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. Executive shall be required to sign an option certificate between Executive and the Company and the vesting and exercise of the Options shall be subject to the terms of such option certificate and the Company’s 2004 Share Option Scheme.
5. Termination and Severance:
     (a) Either party may terminate this Agreement by giving to the other party thirty (30) days’ notice.
     (b) The Company may terminate this Agreement at any time as a result of the Executive’s misconduct or any breach of this Agreement amounting to misconduct.
     (c) Executive’s employment hereunder shall terminate upon his death.
     (d) If, as a result of Executive’s incapacity due to physical or mental disability, Executive shall have been absent from his duties hereunder on a full-time basis for a cumulative total of six months during the previous twelve month period, and Executive is unable to return to the performance of his duties hereunder on a full-time basis (with our without reasonable accommodation), the Company may terminate Executive’s employment.
     (e) Upon termination for whatever reason, the Executive shall return all books, documents, papers, material and any other property, including any Company vehicles (including the documentation pertaining thereto), which relates to the business of the Company (or any subsidiary, affiliated, or holding, companies) which may then be in the Executive’s possession or under the Executive’s power or control.

6. No Solicitation:
     As consideration for the Company to enter into this Agreement, Executive agrees that he shall not, for a period of twelve (12) months following the termination of this Agreement, for whatever reason, directly or indirectly, either as a principal, agent, employee, employer, shareholder, partner, or in any other capacity, use any Confidential Information of Company to solicit or attempt to solicit any customer of the Company nor shall the Executive seek to entice away or disaffect any other employee of the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.
7. Confidentiality:
     Executive acknowledges that, in and as a result of his employment hereunder he will be making use of, acquiring and/or adding to the confidential information of special and unique nature and value relating to such matters as the Company’s trade secrets, systems, procedures, manuals, customer information, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company and the equipment and methods used by the Company (collectively the “Confidential Information”). As a material inducement to the Company to enter into this Agreement, and to pay to Executive the compensation referred to in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, or use for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach of threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.
8. Ownership and Work Product:
     The ownership, copyright, and any other rights to any intellectual property (including any business methods) developed by Executive during the performance of his duties under this Agreement shall be considered “Works for Hire” and shall be the sole property of the Company.
9. Notice:
     For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
10. Miscellaneous:
     (a) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles County, California.

     (b) Paragraphs 6 and 7 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.
11. Successors and Assigns:
     The Company may assign this Agreement to any successor company or entity. Executive may not assign this Agreement to any other person or entity.
12. Validity:
     The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year written below.
SPARK NETWORKS PLC

By:	/s/ Joe Shapira	Dated:	August 31, 2005

Joe Shapira, Chairman of the Board
EXECUTIVE

By:	/s/ Gregory R. Liberman	Dated:	August 31, 2005

Gregory R. Liberman